Exhibit 99.1

Contact: Lawrence Chamberlain (416) 519-4196 lawrence.chamberlain@loderockadvisors.com

Tucows Reports Financial Results for Second Quarter 2020

TORONTO, August 6, 2020 – Tucows Inc. (NASDAQ:TCX, TSX:TC), a provider of network access, domain names and other Internet services, today reported its financial results for the second quarter ended June 30, 2020. All figures are in U.S. dollars.

COVID-19: Tucows shareholders and prospective investors are encouraged to read Tucows’ public statement regarding COVID-19, which is available here: https://bit.ly/2LavpOc.

Summary Financial Results

(In Thousands of US Dollars, Except Per Share Data)

	3 Months ended June 30			6 Months ended June 30
	2020 (Un- audited)	2019 (Un- audited)	% Change	2020 (Un- audited)	2019 (Un- audited)	% Change
Net revenue	82,122	84,117	(2.4%)	166,107	163,070	1.9%
Gross Profit	22,966	24,507	(6.3%)	48,116	47,158	2.0%
Net income[1]	157	2,616	(94.0%)	2,991	5,415	(44.8%)
Basic Net earnings per common share	0.01	0.25	(96.0%)	0.28	0.51	(45.1%)
Adjusted EBITDA[2]	12,175	11,486	6.0%	24,856	20,917	18.8%
Net cash provided by operating activities	8,939	6,979	28.1%	23,012	15,970	44.1%

1.

Net income for the second quarter of 2020 included two non-cash, non-recurring charges for asset impairments totalling $2.3 million, or $0.22 per share. Excluding these two items, net income would have been $2.5 million, or $0.23 per share.

2.	This Non-GAAP financial measure is described below and reconciled to GAAP net income in the accompanying table.

Summary of Revenues and Gross profit

(In Thousands of US Dollars)

	Revenue		Gross Profit
	3 Months ended June 30		3 Months ended June 30
	2020 (Unaudited)	2019 (Unaudited)	2020 (Unaudited)	2019 (Unaudited)
Network Access Services:
Mobile Services	17,567	20,986	8,907	10,180
Other Services	4,414	2,644	2,749	1,688
Total Network Access Services	21,981	23,630	11,656	11,868
Domain Services:
Wholesale
Domain Services	46,206	46,485	9,852	8,668
Value Added Services	5,034	4,775	4,272	4,037
Total Wholesale	51,240	51,260	14,124	12,705

Retail	8,567	8,783	4,348	4,374
Portfolio[3]	334	444	204	297
Total Domain Services	60,141	60,487	18,676	17,376
Network Expenses:
Network, other costs	-	-	(2,485)	(2,385)
Network, depreciation and amortization costs	-	-	(3,356)	(2,352)
Network, impairment			(1,525)	-
Total Network expenses	-	-	(7,366)	(4,737)

Total	82,122	84,117	22,966	24,507

3.

Beginning in the first quarter of 2020, portfolio revenue consisted of individual sales from Tucows’ surname portfolio following the sale of the Company’s remaining domain name portfolio in the fourth quarter of 2019.

“The second quarter was once again demonstrative of the consistency and cash generating ability of the Tucows business,” said Elliot Noss, President and Chief Executive Officer, Tucows Inc. “Our Domains business had another solid quarter, as we benefited from significantly higher transaction activity as micro- and small-sized businesses and start-ups acted quickly to establish a web presence for the first time amid the pandemic, in addition to our continued success focusing on the quality of our customer base for gross margin contribution. Although a somewhat challenging quarter for our Ting Mobile business, our recently announced transition to our new Mobile Services Enabler model, with DISH as our first customer, provides a much-improved near- and long-term outlook for this business, and strong visibility around cash flows, particularly amidst a rapidly changing industry dynamic. Finally, Ting Internet saw another quarter of steady progress across all facets of that business, meaningfully adding passed addresses, serviceable addresses and new customers, as we achieved a record quarter for capital expenditure on our network.”

Financial Results

Net revenue for the second quarter of 2020 was $82.1 million, a decrease of 2.4% from $84.1 million for the second quarter of 2019. Gross profit for the second quarter of 2020 was $23.0 million, a decrease of 6.3% from $24.5 million for the second quarter of 2019. The decreases in net revenue and gross margin were the result of decreases for each in the Ting Mobile business, with gross margin additionally impacted by a non-recurring asset impairment charge related to a change in strategy for the Ting Internet TV product. Excluding the impact of the asset impairment, gross margin for the second quarter of 2020 would have increased 4.0% compared to the second quarter of 2019.

Net income for the second quarter of 2020 was $0.2 million, or $0.01 per share, compared with $2.6 million, or $0.25 per share, and included two non-cash, non-recurring charges for asset impairments totalling on an after-tax basis $2.3 million ($1.3 million related to the wind up of the Ting Mobile ROAM Mobility business and $1.0 million related to the aforementioned change in strategy for the Ting Internet TV product), or $0.22 per share. Excluding these two items, net income would have been $2.5 million, or $0.23 per share. This compares with net income for the second quarter of 2019 of $2.6 million, or $0.25 per share.

Adjusted EBITDA1 for the second quarter of 2020 increased 6% to $12.2 million from $11.5 million for the second quarter of 2019.

Cash and cash equivalents at the end of the second quarter of 2020 was $8.9 million compared with $12.4 million at the end of the first quarter of 2020 and $12.0 million at the end of the second quarter of 2019.

Notes:

1. Adjusted EBITDA

Tucows reports all financial information required in accordance with United States generally accepted accounting principles (GAAP). Along with this information, to assist financial statement users in an assessment of our historical performance, the Company typically discloses and discusses a non-GAAP financial measure, adjusted EBITDA, in press releases and on investor conference calls and related events that exclude certain non-cash and other charges as the Company believes that the non-GAAP information enhances investors' overall understanding of our financial performance.

The Company believes that the provision of this supplemental non-GAAP measure allows investors to evaluate the operational and financial performance of the Company’s core business using similar evaluation measures to those used by management. The Company uses adjusted EBITDA to measure its performance and prepare its budgets. Since adjusted EBITDA is a non-GAAP financial performance measure, the Company’s calculation of adjusted EBITDA may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP. Because adjusted EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a liquidity measure. Non-GAAP financial measures do not reflect a comprehensive system of accounting and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies and/or analysts and may differ from period to period. The Company endeavors to compensate for these limitations by providing the relevant disclosure of the items excluded in the calculation of adjusted EBITDA to net income based on U.S. GAAP, which should be considered when evaluating the Company's results. Tucows strongly encourages investors to review its financial information in its entirety and not to rely on a single financial measure.

The Company’s adjusted EBITDA definition excludes depreciation, amortization of intangible assets, income tax provision, interest expense (net), accretion of contingent consideration, stock-based compensation, asset impairment, gains and losses from unrealized foreign currency transactions and infrequently occurring items, including acquisition and transition costs. Gains and losses from unrealized foreign currency transactions removes the unrealized effect of the change in the mark-to-market values on outstanding unhedged foreign currency contracts, as well as the unrealized effect from the translation of monetary accounts denominated in non-U.S. dollars to U.S. dollars.

The following table reconciles net income to adjusted EBITDA (dollars in thousands):

	3 months ended June 30		6 months ended June 30
	2020 (unaudited)	2019 (unaudited)	2020 (unaudited)	2019 (unaudited)
Net income for the period	157	2,616	2,991	5,415
Depreciation of property and equipment	3,155	2,172	6,145	4,097
Impairment of property and equipment	1,525	-	1,525	-
Amortization of intangible assets	2,830	2,565	6,131	4,605
Impairment of definite life intangible assets	1,431	-	1,431	-
Interest expense, net	846	1,314	1,996	2,286
Accretion of contingent consideration	85	-	172	-
Provision for income taxes	449	1,819	1,550	3,076
Stock-based compensation	847	685	1,648	1,210
Unrealized loss (gain) on change in fair value of forward contracts	(436)	(70)	(88)	(188)
Unrealized loss (gain) on foreign exchange revaluation of foreign denominated monetary assets and liabilities	441	(162)	399	(490)
Acquisition and transition costs*	845	547	956	906

Adjusted EBITDA	12,175	11,486	24,856	20,917

*Acquisition and other costs represent transaction-related expenses, transitional expenses, such as duplicative post-acquisition expenses, primarily related to the Company’s acquisition of Ascio in March 2019, Cedar in January 2020, the shut-down of Roam Mobility in June of 2020 and the costs associated with various DISH agreements executed in August of 2020. Expenses include severance or transitional costs associated with department, operational or overall company restructuring efforts, including geographic alignments.

Conference Call

Concurrent with the dissemination of this news release, management’s pre-recorded commentary discussing the quarter and outlook for the Company have been posted to the Tucows web site at http://www.tucows.com/investors/financials. In lieu of a live question and answer period, for the next six days (until Wednesday, August 12), shareholders, analysts and prospective investors can submit questions to Tucows’ management at ir@tucows.com. Management will post responses to questions of general interest to the Company’s web site at http://www.tucows.com/investors/financials/ on Monday, August 17 at approximately 4:00 p.m. ET. All questions will receive a response, however, questions of a more specific nature may be responded to directly.

About Tucows

Tucows is a provider of network access, mobile technology services, domain names and other Internet services. Ting Internet (https://ting.com/internet) delivers fixed fiber Internet access with outstanding customer support. Tucows’ mobile services enabler (MSE) platform provides network access, provisioning and billing services for mobile virtual network operators (MVNOs). OpenSRS (https://opensrs.com), Enom (https://www.enom.com) and Ascio (https://ascio.com) combined manage approximately 25 million domain names and millions of value-added services through a global reseller network of over 36,000 web hosts and ISPs. Hover (https://hover.com) makes it easy for individuals and small businesses to manage their domain names and email addresses. More information can be found on Tucows’ corporate website (https://tucows.com).

This release includes forward-looking statements as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding our expectations regarding our future financial results and, including, without limitation, our expectations regarding our ability to realize synergies from the Enom acquisition and our expectation for growth of Ting Internet. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Information about other potential factors that could affect Tucows’ business, results of operations and financial condition is included in the Risk Factors sections of Tucows’ filings with the Securities and Exchange Commission. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All forward-looking statements are based on information available to Tucows as of the date they are made. Tucows assumes no obligation to update any forward-looking statements, except as may be required by law.

Tucows, Ting, OpenSRS, Enom, Ascio and Hover are registered trademarks of Tucows Inc. or its subsidiaries.